For Information: Michael D. Friday Telephone: (216) 910-3503	For Immediate Release May 14, 2007

Aleris Reports First Quarter Results

BEACHWOOD, Ohio -May 14, 2007 - Aleris International, Inc. today reported results for the quarter ended March 31, 2007.

Summary

•
Revenues in first quarter 2007 were $1.6 billion, compared with $848 million in first quarter 2006, an 89% increase, driven primarily by the August 2006 acquisition of the downstream business of Corus Group plc (“Corus Aluminum”).

•
Impacted heavily by special items, first quarter 2007 net loss was $53.1 million compared with a reported net income of $28.2 million in the first quarter of 2006. Special items recorded during the quarter reduced net income by an aggregate amount of $76.0 million and included $66.7 million for the impact of recording previously acquired assets at fair value, $7.2 million of restructuring and other charges, $2.3 million of sponsor management fees, and $0.7 million of charges for non-cash stock-based compensation, partially offset by $0.9 million of unrealized gains on derivative financial instruments.

•
EBITDA excluding special items for first quarter 2007 was $117.7 million compared with $78.4 million for the comparable period last year, a 50% increase, driven primarily by the Corus Aluminum acquisition.

•
Productivity and synergy capture remains a top companywide priority with savings of $25 million achieved in the first quarter of 2007. The Company’s Six Sigma initiative is rapidly accelerating and strongly contributed to our continued productivity growth. The Company now expects to achieve $45 million in total Corus Aluminum related synergies, an increase from its previous estimate of $25 million.

•
Pro forma EBITDA excluding special items and including synergies as permitted by our Revolving Credit Agreement, for the last 12 months (“LTM”) was $534 million. Net debt was $2.5 billion at quarter end. Pro forma net debt to EBITDA excluding special items and including synergies was 4.7x.

Aleris International, Inc
For the three months ended March 31 (unaudited)
(Dollars and pounds in millions)

	2007	2006
	(Successor)(1)	(Predecessor)(1)
Shipments (pounds):
Global rolled and extruded products	552.0	274.9
Global recycling	789.0	730.3
Global zinc	87.0	102.8

Revenue	$1,599.1	$847.6

Net (loss) income	(53.1)	28.2

EBITDA excluding special items(2)	117.7	78.4

Cash flows provided by operating activities	2.8	35.4

Free cash flow(2)	55.2	38.5

(1)
This press release refers to the period subsequent to the acquisition of the Company by TPG as the “Successor Period” while the period prior to the acquisition by TPG is referred to as the “Predecessor Period.”

(2)
This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA, EBITDA excluding special items and free cash flow. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA”, as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release and is defined as EBITDA excluding restructuring and other charges, mark-to-market SFAS No. 133 unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, and sponsor management fees. “Free cash flow”, as used in this press release, is defined as EBITDA excluding special items less or plus changes in accounts receivable, inventory and accounts payable and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA and free cash flow as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s new senior secured asset-based revolving credit facility uses EBITDA with additional adjustments to measure its compliance with certain covenants.

First Quarter 2007 Operating Results

Aleris reported first quarter 2007 revenues of $1.6 billion and a net loss of $53.1 million. These results include losses from special items consisting of $66.7 million for the impact of recording previously acquired assets at fair value, $7.2 million of restructuring and other charges, $2.3 million of sponsor management fees, and $0.7 million of charges for non-cash stock-based compensation, partially offset by $0.9 million of unrealized gains on derivative financial instruments.

For the first quarter of 2006, Aleris reported revenues of $847.6 million and net income of $28.2 million. These results include losses from special items consisting of $1.1 million for the impact of recording previously acquired assets at fair value and $0.8 million of unrealized losses on derivative financial instruments.

EBITDA excluding special items totaled $117.7 million in the first quarter of 2007, an increase of 50% compared with $78.4 million in the first quarter of 2006. The improved results were driven primarily by the Corus Aluminum acquisition and companywide productivity initiatives, partially offset by reduced volumes in some of the Company’s North American based businesses.

Steven J. Demetriou, Chairman and Chief Executive Officer, said, “Our plan to diversify our portfolio through acquisition has begun to pay off. While the North American economy has slowed in early 2007, we’ve experienced very strong results in Europe along with our continued excellent execution related to the integration of our previous acquisitions and companywide productivity initiatives. In light of some volume weakness in the U.S., we are aggressively focusing on productivity improvements and reduction of working capital to ensure optimization of earnings and cash flow targets. We remain pleased with the stability of margins in the North American Rolled Products business given the temporary reduced demand. We also continue to make acquisitions and recently announced the purchase of the assets of EKCO Products, based in Clayton, New Jersey. With this property we add a talented management team as well as further diversification of end-use applications.”

Global Rolled and Extruded Products

Global Rolled and Extruded Products shipments totaled 552 million pounds in the first quarter of 2007. This compared with shipments of 275 million pounds for the comparable period in 2006, with the increase driven by the Corus Aluminum acquisition. Excluding the acquisition, shipments were down approximately 12% compared with the 2006 first quarter, driven by weakness in North America due to customer inventory de-stocking and the steep decline in housing starts. Shipments for the former Corus Aluminum were 311 million pounds for the first quarter of 2007 and benefited from continued strength in shipments to aerospace customers, improved shipments of both rolled and extruded products to automotive applications, and general strengthening of the German and other European industrial economies.

Global Rolled and Extruded Products segment income was $10.8 million in the first quarter of 2007, compared with segment income of $42.4 million in the prior-year period. Excluding the impact of $52.3 million of purchase accounting adjustments (recording previously acquired assets at fair value) which are recorded at the segment level, segment income in the first quarter of 2007 was $63.1 million, compared with $43.5 million in the prior-year first quarter, after adjusting for $1.1 million of purchase accounting adjustments in 2006. The increase was primarily attributable to the Corus Aluminum acquisition and U.S. productivity initiatives, offset partially by reduced volumes in the U.S.

Material margins, on a pro forma basis including the Corus Aluminum acquisition, improved to $0.69 per pound in the first quarter of 2007 from $0.66 per pound in the first quarter 2006. During the first quarter of 2007, continued favorable scrap spreads in North America, global productivity initiatives, favorable mix related to the Corus Aluminum acquisition and translation gains related to the stronger euro more than offset the less favorable FIFO impact related to a rising London Metal Exchange (“LME”). Cash conversion costs were $0.39 per pound in first quarter 2007 compared with $0.38 per pound in the prior-year period as underlying productivity improvements were more than offset by the impact of the stronger euro.

Global Recycling

Global Recycling segment income was $15.7 million in the first quarter of 2007 compared with $18.1 million in the first quarter of 2006. Excluding purchase accounting adjustments of $3.6 million, underlying segment income was $19.3 million in the first quarter of 2007 and was $1.2 million higher than the comparable 2006 quarter, driven by favorable volume and productivity savings which more than offset less favorable scrap spreads in North America. First quarter 2007 shipments of 789 million pounds were up 8% compared with the 730 million pounds shipped in the year-earlier first quarter. The volume increase was principally driven by the strong European economy.

Global Zinc

Global Zinc reported a segment loss of $0.6 million for the first quarter of 2007 compared with $15.1 million of segment income for the first quarter 2006. Adjusted for purchase accounting of $10.8 million, first quarter 2007 segment income was $10.2 million. The decrease from the prior-year period was due to lower volume and the FIFO impact of the declining LME during the first quarter of 2007. First quarter 2007 volume of 87 million pounds was 15% lower than in the first quarter of 2006, driven primarily by lower demand by tire and rubber customers and the Company’s exit from some lower-margin business. LME zinc prices declined by approximately 24% during the quarter; from $1.96 per pound in the fourth quarter of 2006 to $1.49 per pound in the first quarter of 2007.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense (G&A), other income/expense and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market SFAS No. 133 accounting for derivative financial instruments. In the first quarter of 2007, Aleris results included $7.2 million of restructuring and other charges (driven by a potential acquisition not consummated), $2.3 million of sponsor management fees, and $0.7 million of charges for non-cash stock-based compensation, partially offset by $0.9 million of unrealized gains on derivative financial instruments.

Corporate G&A increased to $18.1 million in first quarter 2007 from $15.4 million in the first quarter of 2006, driven primarily by the addition of sponsor management fees.

Interest expense for the first quarter of 2007 increased to $55.8 million from $14.0 million in the first quarter of 2006 due to higher borrowings associated with the refinancing to fund the Corus Aluminum acquisition and the refinancing to fund TPG’s acquisition of Aleris.

Capital expenditures were $45 million for the first quarter of 2007, compared with $11 million for the previous year’s first quarter. The increase is attributable to the Corus Aluminum acquisition which accounted for $32 million of capital expenditures in the first quarter of 2007.

Conference Call and Webcast Information

Aleris will hold a conference call May 14, 2007 at 10 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-277-1182 or 617-597-5359 and referencing passcode 69488119 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 21129480 beginning at noon Eastern time, May 14 until 11:59 p.m. Eastern time, May 21, 2007.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and has approximately 8,500 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2007 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2007; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris's various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris's filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006, particularly the section entitled "Risk Factors" contained therein.

Contact:	Michael D. Friday Aleris International, Inc. Phone # 216-910-3503

Aleris International, Inc.
------------------------------------
Consolidated Statement of Operations
(unaudited)
                  (in millions)

For the three months ended March 31,

	2007	2006
	(Successor)	(Predecessor)
Revenues	$1,599.1	$847.6
Cost of sales	1,532.3	757.2
Gross profit	66.8	90.4
Selling, general and administrative expense	61.7	26.8
Restructuring and other charges	7.2	--
(Gains) losses on derivative financial instruments	(5.4)	4.1
Operating income	3.3	59.5
Interest expense	55.8	14.0
Interest income	(1.4)	(0.2)
Other expense, net	1.7	0.5
(Loss) income before provision for income taxes and minority interests.	(52.8)	45.2
Provision for income taxes	0.1	16.8
(Loss)income before minority interests	(52.9)	28.4
Minority interests, net of provision for income taxes	0.2	0.2
Net (loss) income	$(53.1)	$28.2

Aleris International, Inc.
(unaudited)
(in millions)

For the three months ended March 31,

	2007	2006
	(Successor)	(Predecessor)
Supplemental information:
Depreciation and amortization	$40.1	$15.7
Capital spending	$44.7	$11.0

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	552.0	274.9
Global recycling	789.0	730.3
Global zinc	87.0	102.8

Revenues:
Global rolled and extruded products	$1,063.6	$412.5
Global recycling	424.1	345.6
Global zinc	142.6	96.9
Intersegment eliminations	(31.2)	(7.4)
	$1,599.1	$847.6

Segment income (loss):
Global rolled and extruded products	$10.8	$42.4
Global recycling	15.7	18.1
Global zinc	(0.6)	15.1
	$25.9	$75.6

Corporate general and administrative expense	$(18.1)	$(15.4)
Restructuring and other charges	(7.2)	-
Unrealized gains (losses) from derivative financial instruments	0.9	(0.8)
Interest expense	(55.8)	(14.0)
Interest and other income (expense), net	1.5	(0.2)
(Loss) income before income taxes and minority interests	$(52.8)	$45.2

Aleris International, Inc.
------------------------------------
Condensed Consolidated Balance Sheet
(in millions)

	March 31, 2007	December 31, 2006
	(unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$85.9	$126.1
Accounts receivable, net	776.7	692.5
Inventories	972.6	1,023.6
Deferred income taxes	4.8	34.6
Derivative financial instruments	67.7	77.5
Other current assets	47.4	38.9
Total Current Assets	1,955.1	1,993.2

Property, plant and equipment, net	1,239.6	1,223.1
Goodwill	1,404.0	1,362.4
Intangible assets, net	81.6	84.1
Other assets	141.3	145.6

TOTAL ASSETS	$4,821.6	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$628.1	$554.3
Accrued liabilities	309.6	338.7
Deferred income taxes	37.7	37.7
Current maturities of long-term debt	19.0	20.5

Total Current Liabilities	994.4	951.2

Deferred income taxes	140.5	141.2
Long-term debt	2,581.4	2,567.5
Other long-term liabilities	303.9	303.1
Stockholder’s equity	801.4	845.4

TOTAL LIABILITIES AND EQUITY	$4,821.6	$4,808.4

Aleris International, Inc.
--------------------------------

Reconciliation of Net (Loss) Income to
Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA) and EBITDA Excluding Special Items
(unaudited)
(in millions)

	Three months ended March 31,(1)		Pro Forma LTM @ March 31, 2007(2)

	2007	2006	Last twelve months
	(Successor)	(Predecessor)
Net (loss) income	$(53.1)	$28.2	$(84.5)
Interest expense, net	54.4	13.8	218.6
Income taxes	0.1	16.8	(17.8)
Minority interests	0.2	0.2	0.1
Depreciation and amortization	40.1	15.7	180.2
EBITDA	$41.7	$74.7	$296.6
Unrealized (gains) losses on derivative financial instruments	(0.9)	0.8	(5.3)
Restructuring and other charges	7.2	---	49.1
Impact of recording acquired assets at fair value	66.7	1.1	111.1

Sponsor management fee	2.3	---	9.0
Stock-based compensation expense	0.7	1.8	9.6
Sale of Carson, CA property	---	---	(13.8)
Loss on early extinguishment of debt	---	---	54.4
Realized hedge gain … Corus Aluminum	---	---	(9.8)
Estimated synergies … Corus Aluminum	---	---	33.0

EBITDA, excluding special items	$117.7	$78.4	$533.9

(1)	See note 2 on page 2.
(2)
Represents unaudited pro forma financial information for the 12 months ended March 31, 2007 and presents the Company’s combined results of operations as if the Corus Aluminum acquisition and the Acquisition had occurred on January 1, 2006. Pro forma EBITDA excluding special items includes the expected synergy savings from the Corus Aluminum acquisition, as well as reported one-time gains related to the sale of the Carson, California rolling mill and hedges associated with the purchase price paid for Corus Aluminum, and the reported loss on the early extinguishment of debt. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the Corus Aluminum acquisition and the Acquisition been made at the beginning of the period presented or the future results of combined operations

Aleris International, Inc.
--------------------------------
                           Reconciliation of Free Cash Flow to
Cash Flow Provided by Operating Activities
(unaudited)
(in millions)

	Three months ended March 31,
	2007 (Successor)	2006 (Predecessor)

Free cash flow	$55.2	$ 38.5
Increase in accounts receivable, net	84.2	76.4
Decrease in inventories	(51.0)	(3.4)
Impact of recording acquired inventory at fair value at December 31, 2006	58.4	-—
Increase in accounts payable	(73.8)	(44.1)
Capital spending	44.7	11.0
EBITDA, excluding special items	$117.7	$78.4
Unrealized gains (losses) on derivative financial instruments	0.9	(0.8)
Restructuring and other charges	(7.2)	-—
Impact of recording acquired assets at fair value	(66.7)	(1.1)
Sponsor management fee	(2.3)	-—
Stock-based compensation expense	(0.7)	(1.8)
EBITDA	$41.7	$74.7
Interest expense	(55.8)	(14.0)
Interest income	1.4	0.2
Provision for income taxes	(0.1)	(16.8)
Depreciation and amortization	(40.1)	(15.7)
Minority interest, net of provision for income taxes	(0.2)	(0.2)
Net (loss) income	$(53.1)	$28.2
Depreciation and amortization	40.1	15.7
Benefit from) provision for deferred income taxes	(0.7)	5.4
Excess income tax benefits from exercise of stock options	--	(1.4)
Restructuring and other charges:
Charges	7.2	-—
Payments	(6.1)	(0.3)
Stock-based compensation expense	0.7	1.8
Unrealized (gains) losses on derivative financial instruments	(0.9)	0.8
Non-cash charges related to step-up in carrying value of inventory	55.2	-—
Other non-cash charges	3.0	1.4
Net change in working capital	(42.6)	(16.2)
Cash provided by operating activities	$2.8	$35.4